 Exhibit 99.1

 NV5 NAMES ALEXANDER A. HOCKMAN AS PRESIDENT AND CHIEF OPERATING OFFICER

Appointment reflects Company’s growth strategy and broadening market opportunities

Hollywood, FL – December 30, 2014 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, today announced the appointment of Alexander A. Hockman, PE, as President and Chief Operating Officer of NV5, effective January 1, 2015. In his new role, Mr. Hockman will be responsible for the day-to-day operations of NV5’s five core industry verticals.

Dickerson Wright, CEO of NV5, said, “Alex is a proven leader who consistently delivers strong top and bottom line results, and he will play a key role in our future success. We have worked closely for more than twelve years, and I have great confidence in Alex’s ability to manage our rapid growth and sustain operational excellence across all of NV5’s businesses.”

“As NV5 continues to grow, we believe this is the ideal time to expand our executive team and separate the senior operating and executive roles. This will allow me to devote more time to the successful execution of NV5’s overall growth strategy, which combines organic growth and key acquisitions to strengthen our service offerings and geographic coverage,” Mr. Wright concluded.

Mr. Hockman commented, “I am energized to assume these additional responsibilities, and I look forward to contributing to the Company’s future growth and profitability.”

Prior to this appointment, Mr. Hockman held the position of Executive Vice President and Chief Operating Officer of the Company’s Construction Quality Assurance (CQA) Division, the most profitable of the Company’s five industry verticals. He also served as President of NV5’s Southeast Division since February 2010. He brings more than 27 years of experience in the areas of construction inspections, geotechnical and materials testing, building envelop consulting and forensic services. From March 2005 through March 2010, Mr. Hockman served as the Chief Operating Officer of the Construction Materials Testing Division of Bureau Veritas. From 1985 until its acquisition by Bureau Veritas in 2003, Mr. Hockman served as the President of Intercounty Laboratories. Mr. Hockman earned a Bachelor of Science degree in Civil Engineering from Florida International University and is a licensed engineer in Florida.

Mr. Hockman will also continue to chair NV5’s Executive Committee.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 28 offices in California, Colorado, Utah, Florida, Pennsylvania, New Jersey and Ohio and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

ir@nv5.com

- OR -

The Piacente Group | Investor Relations

Don Markley or Glenn Garmont

Tel: +1-212-481-2050

Email: nv5@tpg-ir.com